Exhibit 99


  Citizens South Banking Corporation Announces Earnings for the Quarter Ended
                               September 30, 2004

    GASTONIA, N.C., Oct. 18 /PRNewswire-FirstCall/ -- Citizens South Banking Corporation (Nasdaq: CSBC), the holding company for Citizens South Bank, announced earnings for the quarter ended September 30, 2004, of $770,000, or $0.11 per diluted share, compared to $94,000, or $0.01 per diluted share, for the quarter ended September 30, 2003.

    The Company's net interest income increased by $255,000, or 8.5%, from the third quarter 2003 to the third quarter 2004. As a result, the net interest margin increased to 2.58% for the third quarter 2004 from 2.43% for the same period a year ago, and from 2.47% in the second quarter 2004. This margin expansion was due in part to the three recent 0.25% increases in the prime lending rate. Also, during the third quarter, total loans increased by $11.2 million, or 14.8% annualized. Nonperforming assets increased from 0.26% of total assets at September 30, 2003, to 0.35% of total assets at September 30, 2004, and continues to compare favorably with industry peers.

    Deposits increased by $32.0 million, or 9.4%, from $339.6 million on September 30, 2003, to $371.6 million on September 30, 2004. The strongest area of growth came from core (non-time) deposit accounts, which increased by $21.4 million, or 17.0%, year-over-year.

    For the third quarter, noninterest expense decreased 21.3% from $4.1 million in 2003 to $3.3 million in 2004. This decrease was largely the result of a $1.3 million prepayment penalty on Federal Home Loan Bank advances that was paid during the third quarter 2003. Absent the expense associated with the prepayment penalty, noninterest expense increased by $404,000, or 14.2%, from the third quarter 2003 to the corresponding period 2004. This increase is the result of branch expansion, new and enhanced technological investments, and costs associated with the development of the Company's loan production office in Cornelius, North Carolina, and the development of the Company's Hispanic banking initiative. Noninterest income during the comparable quarters decreased 7.2% from $1.2 million to $1.1 million, primarily as a result of a $101,000 decrease in revenues from mortgage banking activities and a $95,000 reduction in the gain on sale of assets during the quarter. These decreases were partially offset by a $30,000 increase in fee income on deposits.

    Kim S. Price, President and CEO, commented, "We are quite pleased with the continued positive developments in our core franchise as demonstrated by renewed loan and deposit growth. We believe that the recent increase in the prime lending rate will continue to provide some benefit to our net interest margin and that our recently announced expansion in Cornelius, NC, will assist us in leveraging our strong capital base. We are also optimistic about the revenue possibilities from our Hispanic initiative announced earlier today."

    Citizens South Bank, headquartered in Gastonia, North Carolina, was founded in 1904 and is celebrating its 100th anniversary. The Bank had approximately $507 million in assets at September 30, 2004, and operates ten full-service offices located in three North Carolina counties -- Gaston, Rowan, and Iredell.

    This news release contains certain forward-looking statements, which are subject to risks and uncertainties. A number of factors could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. The Company's reports filed from time to time with the Securities and Exchange Commission, including the Company's Form 10-K for the year ended December 31, 2003, describe some of these factors. Forward-looking statements speak only as of the date they are made and the Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date of the forward-looking statements or to reflect the occurrence of unanticipated events.


    Citizens South Banking Corporation
    Selected Financial Information
    (dollars in thousands, except per share data)

                      Quarter ended  Quarter ended
                       September 30, September 30,  Year ended   Year ended
                            2004          2003     December 31, December 31,
                                                      2003          2002

    Income Statement Data:
    Interest income         $5,318       $5,206      $21,969      $24,716
    Interest expense         2,058        2,202        8,732       10,195
    Net interest income      3,260        3,004       13,237       14,521
    Provision for
     loan losses                60           15           60          225
    Net int. income after
     provision for
     loan losses             3,200        2,989       13,177       14,296
    Noninterest income       1,076        1,159        5,561        4,121
    Noninterest expense      3,264        4,148       13,891       11,381
    Income before
     income taxes            1,012            0        4,847        7,036
    Income tax expense         242          (94)       1,456        2,528
    Net income                $770          $94       $3,391       $4,508

    Per Share Data:
    Basic net income         $0.11        $0.01        $0.39        $0.51
    Diluted net income        0.11         0.01         0.39         0.51
    Cash dividends declared  0.065         0.06         0.24         0.16
    Period-end book value     9.75        10.42        10.11        10.64

    Financial Ratios:
    Return on average
     stockholders' equity     4.29%        0.40%        3.61%        7.61%
    Return on average
     assets                   0.61         0.08         0.68         0.98
    Efficiency ratio         74.99       100.29        78.16        61.11
    Net interest margin       2.58         2.43         2.67         3.17
    Average equity to
     average assets          14.20        19.11        18.96        12.93

    Asset Quality Data:
    Allowance for loan
     losses                 $2,916       $3,007       $2,969       $2,995
    Nonperforming loans      1,569        1,102          529          516
    Nonperforming assets     1,796        1,270          674        1,823
    Allowance for loan
     losses to total loans    0.94%        1.01%        0.97%        0.97%
    Nonperforming loans
     to total loans           0.50         0.38         0.18         0.17
    Nonperforming assets
     to total assets          0.35         0.26         0.14         0.37

    Average Balances:
    Total assets          $505,665     $493,732     $495,198     $458,316
    Loans receivable,
     net of unearned
     income                300,163      294,980      297,517      320,505
    Interest-earning
     assets                452,820      448,698      450,826      416,748
    Deposits               374,464      337,595      328,722      337,422
    Interest-bearing
     liabilities           409,363      377,824      379,960      381,664
    Stockholders' equity    71,798       94,408       93,873       59,243
    Common shares
     outstanding, basic  7,213,577    8,596,575    8,623,838    8,767,982
    Common shares
     outstanding,
     diluted             7,323,021    8,752,979    8,762,545    8,870,054

    At Period End:
    Total assets          $506,786     $498,341     $495,751     $492,873
    Loans receivable,
     net unearned income   311,380      288,699      297,995      302,900
    Interest-earning
     assets                452,905      441,996      448,401      456,611
    Deposits               371,604      339,619      342,446      340,862
    Interest-bearing
     liabilities           408,630      379,967      388,434      377,234
    Stockholders' equity    72,670       91,667       87,669       96,383

    Other Data:
    Amortization of
     intangible assets        $104          $91         $404         $963
    Net gain / (loss)
     on sale of assets         (10)          23        1,022          105
    Vesting expense for
     recognition and
     retention plan              0            0          975            0
    Prepayment penalty
     on FHLB advances            0        1,289        1,289           65


    Citizens South Banking Corporation
    Consolidated Statements of Financial Condition
    (dollars in thousands)

                                                  September 30,   December 31,
                                                      2004            2003
                                                   (unaudited)
    ASSETS

    Cash and due from banks                           $6,097         $5,374
    Interest-earning bank balances                       850          2,840
      Cash and cash equivalents                        6,947          8,214
    Investment securities available-for-sale,
     at fair value                                    55,983         56,233
    Mortgage-backed securities available-for-sale,
     at fair value                                    86,485         89,168
    Loans receivable, net unearned income            311,380        297,995
    Allowance for loan losses                         (2,916)        (2,969)
    Real estate acquired through foreclosure, net        227            145
    Accrued interest receivable                        1,614          1,943
    Premises and equipment, net                       17,689         14,939
    Federal Home Loan Bank stock, at cost              2,900          2,915
    Bank owned life insurance                         12,779         12,317
    Intangible assets                                  7,659          7,985
    Other assets                                       6,039          6,866

      Total assets                                  $506,786       $495,751

    LIABILITIES AND STOCKHOLDERS' EQUITY

    Liabilities:
    Demand deposit accounts                          $50,491        $43,686
    Money market deposit accounts                     67,410         48,189
    Savings accounts                                  29,618         36,754
    Time deposits                                    224,085        213,817
      Total deposits                                 371,604        342,446
    Borrowed money                                    55,819         58,981
    Deferred compensation                              5,751          6,165
    Other liabilities                                    942            490
      Total liabilities                              434,116        408,082

    Stockholders' Equity:
    Common stock issued and outstanding,
     $0.01 par value, 20,000,000 shares
     authorized, 9,062,727 issued and
     outstanding in 2004 and 2003                         91             91
    Additional paid-in-capital                        68,280         68,280
    Unallocated common stock held by
     Employee Stock Ownership Plan                    (1,842)        (1,979)
    Unearned compensation related to
     Recognition and Retention Plan                   (1,712)        (1,979)
    Retained earnings, substantially restricted       29,968         28,824
    Accumulated unrealized gain on securities
     available-for-sale, net of tax                     (439)           (40)
    Treasury stock of 1,610.683 shares at
     September 30, 2004, and 392,414 shares
     at December 31, 2003                            (21,676)        (5,528)
    Total stockholders' equity                        72,670         87,669

    Total liabilities and stockholders' equity      $506,786       $495,751


    Citizens South Banking Corporation
    Consolidated Statements of Operations (unaudited)
    (in thousands, except per share data)

                                Three Months              Nine Months
                             Ended September 30,       Ended September 30,
                             2004         2003         2004         2003

    Interest income
    Loans                   $4,044       $4,077      $11,752     $ 12,910
    Investment securities      490          311        1,447        1,000
    Interest-bearing deposits   47           57          113          219
    Mortgage-backed and
     related securities        737          761        2,156        2,625
      Total interest income  5,318        5,206       15,468       16,754

    Interest Expense
    Deposits                 1,591        1,603        4,478        5,037
    Borrowed funds             467          599        1,362        1,779
    Total interest expense   2,058        2,202        5,840        6,816

    Net interest income      3,260        3,004        9,628        9,938
    Provision for
     loan losses                60           15          120           45
      Net interest income
       after provision for
       loan losses           3,200        2,989        9,508        9,893

    Noninterest Income
    Fee income on
     deposit accounts          644          614        1,801        1,791
    Fee income on mortgage
     banking and lending
     activities                140          241          427          754
    Dividends on FHLB stock     24           21           69           79
    Gain on sale of assets      13          108          483          168
    Fair value adjustment on
     deferred compensation
     assets                     46           (8)          80          178
    Other noninterest income   209          183          707          631
      Total noninterest
        income               1,076        1,159        3,567        3,601

    Noninterest Expense
    Compensation and
     benefits                1,504        1,511        4,507        4,498
    Vesting expense for
     Recognition and
     Retention Plan              0            0          355            0
    Fair value adjustment
     on deferred compensation
     obligation                 46           (8)          80          179
    Occupancy and equipment
     expense                   510          349        1,286          993
    Professional services      136          113          392          444
    Amortization of
     intangible assets         104           91          320          323
    Prepayment penalty on
     FHLB advances               0        1,289            0        1,289
    Loss on sale of assets      23           85           23           99
    Other noninterest
     expenses                  941          718        2,361        2,217
      Total noninterest
       expense               3,264        4,148        9,324       10,042

    Income before income
     taxes                   1,012            0        3,751        3,452

    Provision for income
     taxes                     242          (94)       1,072        1,028

    Net income                $770          $94       $2,679       $2,424

    Basic earnings
     per share               $0.11        $0.01        $0.35        $0.28
    Diluted earnings
     per share               $0.11        $0.01        $0.34        $0.28

    Basic average common
     shares outstanding  7,213,577    8,596,575    7,755,483    8,670,591
    Diluted average
     common shares
     outstanding         7,323,021    8,752,979    7,854,010    8,810,380

SOURCE  Citizens South Banking Corporation
    -0-                             10/18/2004
    /CONTACT: Gary F. Hoskins, CFO of Citizens South Banking Corporation, +1-704-884-2263, or gary.hoskins@citizenssouth.com /
    /Web site:  http://www.citizenssouth.com/
    (CSBC)

CO:  Citizens South Banking Corporation
ST:  North Carolina
IN:  FIN
SU:  ERN